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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934


                             LCC International, Inc.
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                                (Name of Issuer)


                 Class A Common Stock, par value $.01 per share
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                         (Title of Class of Securities)


                                    501810105
                             ----------------------
                                 (CUSIP Number)



                                 March 21, 2002
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)




                               Page 1 of 14 pages


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Cusip No. 501810105                 13G
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1.   Name of Reporting Persons:  Carlyle-LCC Investors I, L.P.
I.R.S. Identification Nos. of above persons (entities only): 54-1686945

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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

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     (a) [ ]

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     (b) [x]

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3.   SEC Use Only

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4.   Citizenship or Place of Organization:  Delaware

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   Number of            5.   Sole Voting Power              -0-
    Shares
                       ---------------------------------------------------------
 Beneficially           6.   Shared Voting Power            671,005

   Owned By
                       ---------------------------------------------------------
                        7.   Sole Dispositive Power         -0-
 Each Reporting

  Person With          ---------------------------------------------------------
                          8.   Shared Dispositive Power       671,005

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9.   Aggregate Amount Beneficially Owned by Each Reporting Person:     671,005

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10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions):  [ ] N/A

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11.  Percent of Class Represented by Amount in Row (11):      4.6%

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12.  Type of Reporting Person (See Instructions):             PN

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Cusip No. 501810105                     13G
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1.   Name of Reporting Persons:  Carlyle-LCC Investors II, L.P.
I.R.S. Identification Nos. of above persons (entities only):  54-1686946

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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

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     (a)  [ ]

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     (b)  [x]

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3.   SEC Use Only

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4.   Citizenship or Place of Organization:  Delaware

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   Number of                 5.   Sole Voting Power              -0-
    Shares
                           -----------------------------------------------------
 Beneficially                6.   Shared Voting Power            483,097
   Owned By
                           -----------------------------------------------------
 Each Reporting              7.   Sole Dispositive Power         -0-

 Person With               -----------------------------------------------------
                             8.   Shared Dispositive Power       483,097

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9.   Aggregate Amount Beneficially Owned by Each Reporting Person:     483,097

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions):  [ ] N/A

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (11):      3.3%

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12.  Type of Reporting Person (See Instructions):             PN

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Cusip No. 501810105                     13G
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1.   Name of Reporting Persons:  Carlyle-LCC Investors III, L.P.
I.R.S. Identification Nos. of above persons (entities only):  54-1686947

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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

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     (a)  [ ]

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     (b)  [x]

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3.   SEC Use Only

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4.   Citizenship or Place of Organization:  Delaware

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  Number of            5.   Sole Voting Power              -0-
   Shares
                      ----------------------------------------------------------
 Beneficially          6.   Shared Voting Power            268,368

  Owned By            ----------------------------------------------------------
                       7.   Sole Dispositive Power         -0-
 Each Reporting
                       ---------------------------------------------------------
  Person With          8.   Shared Dispositive Power       268,368
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person:     268,368

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions):  [ ] N/A

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11.  Percent of Class Represented by Amount in Row (11):      1.8%

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12.  Type of Reporting Person (See Instructions):             PN

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Cusip No. 501810105                   13G
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1.   Name of Reporting Persons:  Carlyle-LCC Investors IV (E), L.P.
I.R.S. Identification Nos. of above persons (entities only):  54-1686949

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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

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     (a)  [ ]

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     (b)  [x]

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3.   SEC Use Only

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4.   Citizenship or Place of Organization:  Delaware

-------------------------- -----------------------------------------------------
  Number of            5.   Sole Voting Power              -0-
   Shares
                      ----------------------------------------------------------
 Beneficially          6.   Shared Voting Power            650,106

  Owned By            ----------------------------------------------------------
                       7.   Sole Dispositive Power         -0-
 Each Reporting
                       ---------------------------------------------------------
  Person With          8.   Shared Dispositive Power       650,106

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9.   Aggregate Amount Beneficially Owned by Each Reporting Person:     650,106

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10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions):  [ ] N/A

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (11):      4.5%

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12.  Type of Reporting Person (See Instructions): PN

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Cusip No. 501810105                     13G
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1.   Name of Reporting Persons:  TC Group, L.L.C.
I.R.S. Identification Nos. of above persons (entities only):  54-1686957

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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

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     (a)  [ ]

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     (b)  [x]

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3.   SEC Use Only

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4.   Citizenship or Place of Organization:  Delaware

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  Number of            5.   Sole Voting Power              -0-
   Shares
                      ----------------------------------------------------------
 Beneficially          6.   Shared Voting Power            2,072,576

  Owned By            ----------------------------------------------------------
                       7.   Sole Dispositive Power         -0-
 Each Reporting
                      ----------------------------------------------------------
  Person With          8.   Shared Dispositive Power       2,072,576

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9.   Aggregate Amount Beneficially Owned by Each Reporting Person:     2,072,576

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10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions):  [ ] N/A

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11.  Percent of Class Represented by Amount in Row (11):      14.2%

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12.  Type of Reporting Person (See Instructions): OO (Limited Liability Company)

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Cusip No. 501810105                      13G
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1.   Name of Reporting Persons:  TCG Holdings, L.L.C.
I.R.S. Identification Nos. of above persons (entities only):  54-1686011

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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

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     (a)  [ ]

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     (b)  [x]

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3.   SEC Use Only

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4.   Citizenship or Place of Organization:  Delaware

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  Number of            5.   Sole Voting Power              -0-
   Shares
                      ----------------------------------------------------------
 Beneficially          6.   Shared Voting Power            2,072,576

  Owned By            ----------------------------------------------------------
                       7.   Sole Dispositive Power         -0-
 Each Reporting
                      ----------------------------------------------------------
  Person With          8.   Shared Dispositive Power       2,072,576

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9.   Aggregate Amount Beneficially Owned by Each Reporting Person:     2,072,576

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions):  [ ] N/A

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11.  Percent of Class Represented by Amount in Row (11):      14.2%

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12.  Type of Reporting Person (See Instructions): OO (Limited Liability Company)

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Cusip No. 501810105                      13G



Item 1.

  (a)   Name of Issuer:

LCC International, Inc.

  (b)   Address of Issuer's Principal Executive Offices:
7925 Jones Branch Drive, McClean, VA  22102

Item 2.

(a)      Name of Person Filing:
Carlyle-LCC Investors I, L.P., a Delaware limited partnership

Carlyle-LCC Investors II, L.P., a Delaware limited partnership

Carlyle-LCC Investors III, L.P., a Delaware limited partnership

Carlyle-LCC Investors IV (E), L.P., a Delaware limited liability company

TC Group, L.L.C., a Delaware limited liability company

TCG Holdings, L.L.C., a Delaware limited liability company.

(b) Address of Principal Business Office or, if none, Residence: c/o The Carlyle Group

1001 Pennsylvania Avenue, N.W.

Suite 220 South

Washington, D.C. 20004-2505.

  (c)   Citizenship:

Carlyle-LCC Investors I, L.P., a Delaware limited partnership

Carlyle-LCC Investors II, L.P., a Delaware limited partnership

Carlyle-LCC Investors III, L.P., a Delaware limited partnership

Carlyle-LCC Investors IV (E), L.P., a Delaware limited liability company

TC Group, L.L.C., a Delaware limited liability company

TCG Holdings, L.L.C., a Delaware limited liability company.

  (d)   Title of Class of Securities:

Class A Common Stock, par value $.01 per share

  (e)   CUSIP Number:
501810105

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable.


                               Page 8 of 14 pages

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Cusip No. 501810105                     13G


Item 4.   Ownership

                                                                                                 Sole power to     Shared power to
                                    Amount                     Sole power      Shared power to   dispose or to      dispose or to
                                 beneficially   Percent of     to vote or         vote or to        direct the        direct the
Reporting Person:                   owned:      class:       direct the vote   direct the vote:  disposition of:   disposition of:
----------------------------------------------------------------------------------------------------------------------------------
TCG Holdings, L.L.C.             2,072,576         14.2%           0             2,072,576             0             2,072,576
----------------------------------------------------------------------------------------------------------------------------------
TC Group, L.L.C.                 2,072,576         14.2%           0             2,072,576             0             2,072,576
----------------------------------------------------------------------------------------------------------------------------------
Carlyle-LCC Investors IV (E),      650,106          4.5%           0               650,106             0               650,106
L.P.
----------------------------------------------------------------------------------------------------------------------------------
Carlyle-LCC Investors III,         268,368          1.8%           0               268,368             0               268,368
L.P.
----------------------------------------------------------------------------------------------------------------------------------
Carlyle-LCC Investors II, L.P.     483,097          3.3%           0               483,097             0               483,097
----------------------------------------------------------------------------------------------------------------------------------
Carlyle-LCC Investors I, L.P.      671,005          4.6%           0               671,005             0               671,005
----------------------------------------------------------------------------------------------------------------------------------

                  Each of the entities listed below is the record owners of the number of shares of Class A Common Stock, par value $0.01 per share, of LCC International, Inc. (the "Common Stock") set forth opposite such entities name below:

Record Holders                                         Shares Held of Record
--------------                                         ---------------------

Carlyle-LCC Investors I, L.P.                                       671,005

Carlyle-LCC Investors II, L.P.                                      483,097

Carlyle-LCC Investors III, L.P.                                     268,368

Carlyle-LCC Investors IV (E), L.P.                                  650,106


     TC Group, L.L.C. is the sole general partner of Carlyle-LCC Investors I, L.P., Carlyle-LCC Investors II, L.P., Carlyle-LCC Investors III, L.P., and Carlyle-LCC Investors IV (E), L.P. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. Accordingly, TC Group, L.L.C. and TCG Holdings, L.L.C. each may be deemed to be a beneficial owner of the shares of Common Stock owned of record by each of Carlyle-LCC Investors I, L.P., Carlyle-LCC Investors II, L.P., Carlyle-LCC Investors III, L.P., and Carlyle-LCC Investors IV(E), L.P.

        William E. Conway, Jr., Daniel A D'Aniello and David M. Rubenstein are managing members (the "TCG Holdings Managing Members") of TCG Holdings, L.L.C. and, in such capacity, may be deemed to share beneficial ownership of shares of Common Stock beneficially owned by TCG Holdings, L.L.C. Such individuals expressly disclaim any such beneficial ownership. Each of the TCG Holdings Managing Members is a citizen and resident of the United States.

Item 5.   Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not Applicable.


                               Page 9 of 14 pages

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Cusip No. 501810105        13G


Item 8    Identification and Classification of Members of the Group

Not Applicable.

Item 9.   Notice of Dissolution of Group

Not Applicable.

Item 10.  Certification

        By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


















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Cusip No. 501810105                        13G



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 1, 2002
                            CARLYLE-LCC INVESTORS I, L.P.

                                     By:  TC Group, L.L.C., its General Partner

                                     By:  /s/ Daniel D'Aniello
                                     Name:  Daniel D'Aniello
                                     Title: Managing Director

                            CARLYLE-LCC INVESTORS II, L.P.

                                     By:  TC Group, L.L.C., its General Partner

                                     By:  /s/ Daniel D'Aniello
                                     Name:  Daniel D'Aniello
                                     Title: Managing Director

                            CARLYLE-LCC INVESTORS III, L.P.

                                     By:  TC Group, L.L.C., its General Partner

                                     By:  /s/ Daniel D'Aniello
                                     Name:  Daniel D'Aniello
                                     Title: Managing Director

                            CARLYLE-LCC INVESTORS IV (E), L.P.

                                     By:  TC Group, L.L.C., its General Partner

                                     By:  /s/ Daniel D'Aniello
                                     Name:  Daniel D'Aniello
                                     Title: Managing Director

                            TC GROUP, L.L.C.

                                     By:  TCG Holdings, L.L.C., its Managing
                                          Member

                                     By:  /s/ Daniel D'Aniello
                                     Name:  Daniel D'Aniello
                                     Title: Managing Director

                            TCG HOLDINGS, L.L.C.

                                     By:  /s/ Daniel D'Aniello
                                     Name:  Daniel D'Aniello
                                     Title: Managing Director


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Cusip No. 501810105                 13G



                                LIST OF EXHIBITS

Exhibit A       Joint Filing Agreement



























                              Page 12 of 14 pages